PROPHET GROUP LIMITED








CONSOLIDATED BALANCE SHEET 30 APRIL 1996 AND 1995


CONSOLIDATED PROFIT AND LOSS ACCOUNT


AND CASHFLOW STATEMENT


30 APRIL 1996, 1995 AND 1994





DELOITTE & TOUCHE
HILL HOUSE
1 LITTLE NEW STREET
LONDON EC4A 3TR

                                                          PROPHET GROUP LIMITED



REPORT AND CONSOLIDATED FINANCIAL STATEMENTS 1996


CONTENTS                                                                  PAGE

STATEMENT OF DIRECTORS' RESPONSIBILITIES                                   F-3

AUDITORS' REPORT                                                           F-4

CONSOLIDATED PROFIT AND LOSS ACCOUNTS                                      F-5

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS                         F-6

CONSOLIDATED BALANCE SHEETS                                                F-7

CONSOLIDATED CASH FLOW STATEMENTS                                          F-8

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS                             F-9

NOTES TO THE FINANCIAL STATEMENTS                                          F-11

                                                           PROPHET GROUP LIMITED


STATEMENT OF DIRECTORS' RESPONSIBILITIES



UK company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the group as at the end of the financial year and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:


-  select suitable accounting policies and then apply them consistently;


-  make judgements and estimates that are reasonable and prudent;


-  state whether applicable accounting standards have been followed;


- prepare the financial statements on a going concern basis unless it is inappropriate to presume that the group will continue in business.


The directors are responsible for maintaining adequate accounting records, for safeguarding the assets of the group and for taking reasonable steps for the prevention and detection of fraud and other irregularities.

REPORT OF INDEPENDENT AUDITORS TO THE DIRECTORS OF



ELCOM INTERNATIONAL, INC.



We have audited the accompanying consolidated balance sheets of Prophet Group Limited and subsidiary as at 30 April 1996 and 1995 and the related consolidated profit and loss accounts, reconciliation of movements in shareholders' funds and consolidated cash flow statements for the years ended 30 April 1996, 1995 and 1994, all expressed in pounds sterling, which have been prepared under the historical cost convention and the accounting policies set out in the notes to the consolidated financial statements.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 1 these financial statements are the responsibility of the Company's directors. It is our responsibility to form an independent opinion, based on our audits, on these financial statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by fraud or other irregularity or error. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes an assessment of significant estimates made by the directors and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

OPINION

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Prophet Group Limited and subsidiary as at 30 April 1996 and 30 April 1995 and the results of their operations and cash flows for the three years ended 30 April 1996 in conformity with generally accepted accounting principles in the United Kingdom (which differ in certain respects from generally accepted accounting principles in the United States of America - see note 17).



Deloitte & Touche
Chartered Accountants
Hill House
1 Little New Street
London EC4A 3TR
United Kingdom

28 January 1997

                                                           PROPHET GROUP LIMITED




CONSOLIDATED PROFIT AND LOSS ACCOUNTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


                                               NOTE         YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                              30 APRIL       30 APRIL        30 APRIL
                                                                  1996           1995            1994
                                                           [POUND]'000    [POUND]'000     [POUND]'000

TURNOVER                                          3             24,145         13,693          11,809

Cost of sales                                                  (21,695)       (11,983)        (10,396)
                                                               -------        -------         -------
Gross profit                                                     2,450          1,710           1,413
Distribution costs                                                (521)          (309)           (236)
Administrative expenses                                           (960)          (928)           (800)
Other operating income                                               -              -               1
                                                               -------        -------         -------
OPERATING PROFIT                                  5                969            473             378

Income from other fixed asset investments                            -              2               -
Interest receivable and similar income                              55             34              25
Interest payable and similar charges              6                (22)            (1)             (1)
                                                               -------        -------         -------
PROFIT ON ORDINARY ACTIVITIES
  BEFORE TAXATION                                                1,002            508             402

TAX ON PROFIT ON ORDINARY ACTIVITIES              7               (342)          (194)           (122)
                                                               -------        -------         -------
RETAINED PROFIT                                                    660            314             280
                                                               =======        =======         =======


All activities are derived from continuing operations.

There are no recognised gains or losses for the current and prior years other than as stated above.

                                                           PROPHET GROUP LIMITED



RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

FOR THE THREE YEARS ENDED 30 APRIL 1996



                                             CALLED UP    PROFIT AND
                                                 SHARE          LOSS
                                               CAPITAL       ACCOUNT      TOTAL
                                           [POUND]'000   [POUND]'000   [POUND]'000

1 May 1993 opening shareholders' funds             100           320           420
Profit for the year                                  -           280           280
                                                   ---         -----         -----

1 May 1994 opening shareholders' funds             100           600           700
Profit for the year                                  -           314           314
                                                   ---         -----         -----

1 May 1995 opening shareholders' funds             100           914         1,014
Profit for the year                                  -           660           660
                                                   ---         -----         -----

30 April 1996 closing shareholders' funds          100         1,574         1,674
                                                   ===         =====         =====

                                                           PROPHET GROUP LIMITED


CONSOLIDATED BALANCE SHEETS
30 APRIL 1996 AND 1995

                                             NOTE             1996           1995
                                                       [POUND]'000    [POUND]'000

FIXED ASSETS
Tangible assets                                 8              692             66
                                                             -----          -----

CURRENT ASSETS
Stocks                                          9            1,363            621
Debtors                                        10            4,319          2,488
Cash at bank and in hand                                       404            665
                                                             -----          -----
                                                             6,086          3,774

CREDITORS: AMOUNTS FALLING DUE
  WITHIN ONE YEAR                              11            4,844          2,826
                                                             -----          -----

NET CURRENT ASSETS                                           1,242            948
                                                             -----          -----

TOTAL ASSETS LESS CURRENT LIABILITIES                        1,934          1,014


CREDITORS: AMOUNTS FALLING DUE AFTER
  MORE THAN ONE YEAR                           12             (260)             -
                                                             -----          -----
TOTAL NET ASSETS                                             1,674          1,014
                                                             =====          =====

CAPITAL AND RESERVES

Called up share capital                        13              100            100
Profit and loss account                                      1,574            914
                                                             -----          -----
EQUITY SHAREHOLDERS' FUNDS                                   1,674          1,014
                                                             =====          =====

                                                           PROPHET GROUP LIMITED



CONSOLIDATED CASH FLOW STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994

                                                                YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                  30 APRIL       30 APRIL       30 APRIL
                                                                      1996           1995           1994
                                                   NOTE        [POUND]'000    [POUND]'000    [POUND]'000

NET CASH INFLOW/(OUTFLOW) FROM OPERATING
  ACTIVITIES                                          1                297           (342)            40
                                                                      ----           ----            ---


RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                       55             34             25
Interest paid                                                          (22)             -              -
Interest paid on hire purchase agreements                                -             (1)            (1)
Income from listed investments                                           -              2              -
                                                                      ----           ----            ---

NET CASH INFLOW FROM RETURNS ON INVESTMENTS
  AND SERVICING OF FINANCE                                              33             35             24
                                                                      ----           ----            ---


TAXATION
UK corporation tax paid                                               (200)           (82)           (84)
                                                                      ----           ----            ---
TAX PAID                                                              (200)           (82)           (84)
                                                                      ----           ----            ---


INVESTING ACTIVITIES
Payments to acquire tangible fixed assets                             (681)          (151)           (55)
Receipts from sales of tangible fixed assets                             2            118              -
Receipts from sale of fixed asset investment                             -             30             15
                                                                      ----           ----            ---
NET CASH OUTFLOW FROM INVESTING ACTIVITIES                            (679)            (3)           (40)
                                                                      ----           ----            ---
NET CASH OUTFLOW BEFORE FINANCING                                     (549)          (392)           (60)
                                                                      ----           ----            ---


FINANCING
New secured loan                                                       389              -              -
Loan repayments                                                       (101)             -              -
Capital element of hire purchase repayments                              -              -             (1)
                                                                      ----           ----            ---
NET CASH INFLOW/(OUTFLOW) FROM FINANCING              4                288              -             (1)
                                                                      ----           ----            ---

DECREASE IN CASH AND CASH EQUIVALENTS                 2               (261)          (392)           (61)
                                                                      ====           ====            ===

                                                           PROPHET GROUP LIMITED




NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994

1.   RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
     ACTIVITIES

                                                             YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                          30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                            [POUND]'000     [POUND]'000    [POUND]'000

     Operating profit                                               969             473            378
     Depreciation and other amounts written
       off fixed assets                                              46             123             54
     Loss on sale of tangible fixed assets                            6               5              2
     Profit on sale of investment                                     -             (29)             -
     (Increase)/decrease in stocks                                 (742)              4            (68)
     Increase in debtors                                         (1,838)           (707)          (771)
     Increase/(decrease) in creditors                             1,856            (211)           445
                                                                 ------            ----           ----
     NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES            297            (342)            40
                                                                 ======            ====           ====


2.   ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE PERIOD

                                                             YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                          30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                            [POUND]'000     [POUND]'000    [POUND]'000

     Opening balance                                                665           1,057          1,118
     Net cash outflow                                              (261)           (392)           (61)
                                                                   ----           -----          -----
     Closing balance                                                404             665          1,057
                                                                   ====           =====          =====

3.   ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS AS SHOWN IN THE
     BALANCE SHEET

                                                             YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                          30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                            [POUND]'000     [POUND]'000    [POUND]'000

     Cash at bank and in hand                                       404             665          1,057
                                                                    ===           =====          =====


                                                          PROPHET GROUP LIMITED




NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


4.   ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR


                                                                 FINANCE LEASE
                                                         LOANS     OBLIGATIONS
                                                   [POUND]'000     [POUND]'000

     1 May 1993                                              -               1
     Capital element of hire purchase repayments             -              (1)
                                                          ----              --

     1 May 1994 and 1 May 1995                               -               -
     Cash inflows from financing                           389               -
     Capital element of loan repayments                   (101)              -
                                                          ----              --
     30 April 1996                                         288               -
                                                          ====              ==

                                                           PROPHET GROUP LIMITED




NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


1.   BASIS OF PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States of America ("US GAAP") - see
     Note 17.

     The accompanying financial statements do not represent the UK statutory financial statements of the company. The statutory accounts for the year ended 30 April 1996, on which the auditors' report was unqualified and which did not contain statements under Sections 237(2) or (3) of the UK Companies Act, were delivered to the Register of Companies. The statutory accounts for each of the three years ended 30 April 1996 show dividends being paid. These dividends have since been repaid in full. Accordingly, in the accompanying financial statements, these dividends are not shown and Other debtors (Note 10) have been increased to reflect the amount repayable.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The group's financial statements consolidate the financial statements of the company and its trading subsidiary, Portable Computers Limited, but exclude a dormant subsidiary, IT Mandate Limited, the investment in which was written off in 1995. The trading subsidiary's principal activity is computer dealership and consultancy.


2.   ACCOUNTING POLICIES

     The financial statements are prepared in accordance with applicable accounting standards. The particular accounting policies adopted are described below.

     ACCOUNTING CONVENTION

     The financial statements are prepared under the historical cost convention.

     TANGIBLE FIXED ASSETS

     Depreciation is provided on all tangible fixed assets on cost or valuation in equal annual instalments over the estimated useful lives of the assets. The rates of depreciation are as follows:

     Freehold buildings                              2% per annum

     Fixtures and fittings, tools and equipment      20% per annum

     Motor vehicles                                  33.33% per annum


     STOCKS

     Stocks are stated at the lower of cost and net realisable value. Net realisable value is based on estimated selling price less further costs expected to be incurred on completion and disposal.

     LEASES AND HIRE PURCHASE AGREEMENTS

     Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the contract and represents a constant proportion of the balance of capital repayments outstanding. Rentals paid under operating leases are charged to income on a straight line basis.

                                                           PROPHET GROUP LIMITED




NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


2.   ACCOUNTING POLICIES (CONTINUED)

     PENSION COSTS

     The group operates a defined contribution pension scheme and contributions payable for the year are charged to the profit and loss account as they are incurred.

     DEFERRED TAXATION

     Deferred taxation is provided at the anticipated tax rates on timing differences arising from the inclusion of items of income and expenditure in taxation computations, in periods different from those in which they are included in financial statements to the extent that is probable that a liability or asset will crystallise in the future.

     FOREIGN EXCHANGE

     Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences on exchange are taken to the profit and loss account.


3.   TURNOVER

     Turnover represents amounts derived from the provision of goods and services in the United Kingdom which fall within the group's principal activity after deduction of trade discounts and value added tax.


4.   EMPLOYEES

                                                              YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                           30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                                      NO              NO             NO

     AVERAGE MONTHLY NUMBER OF PERSONS EMPLOYED

     Office management                                                33              24             18
     Technical                                                        12               7              7
                                                                     ---             ---            ---
                                                                      45              31             25
                                                                     ===             ===            ===

                                                             [POUND]'000     [POUND]'000    [POUND]'000

     STAFF COSTS DURING THE PERIOD (INCLUDING DIRECTORS)
     Wages and salaries                                              702             417            336
     Social security costs                                            27              16             14
     Pension costs                                                     5               -              5
                                                                     ---             ---            ---
                                                                     734             433            355
                                                                     ===             ===            ===


                                                           PROPHET GROUP LIMITED




NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994



5.   OPERATING PROFIT

                                                   YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                  [POUND]'000     [POUND]'000    [POUND]'000

     OPERATING PROFIT IS AFTER CHARGING:

     Goodwill written off                                   -              25              -
     Loss on disposal of fixed assets                       6               5              1
     Depreciation
       Tangible assets                                     46              48             17
       Amortisation of software development                 -               -             13
     Rentals under operating leases
       Hire of plant and machinery                         52              62             84
       Other assets                                         -              34             29
     Investment in dormant subsidiary
       written off                                          -              50              -
     Auditors' remuneration
       Audit fees                                           9               8              9
       Other services                                       2               3              4
                                                           ==              ==             ==


6.   INTEREST PAYABLE AND SIMILAR CHARGES

                                                   YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                  [POUND]'000     [POUND]'000    [POUND]'000

     On bank loans and overdrafts                          22               -              -
     Hire purchase                                          -               1              1
                                                           --              --             --
                                                           22               1              1
                                                           ==              ==             ==

                                                           PROPHET GROUP LIMITED




NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994




7.   TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                    YEAR ENDED      YEAR ENDED     YEAR ENDED
                                                 30 APRIL 1996   30 APRIL 1995  30 APRIL 1994
                                                   [POUND]'000     [POUND]'000    [POUND]'000

     United Kingdom corporation tax at 33%
       (1995 - 33%) based on the profit for
       the year                                            342             194            122
                                                           ===             ===            ===

8.   TANGIBLE FIXED ASSETS

                                        FREEHOLD      FIXTURES,
                                        LAND AND  FITTINGS AND         MOTOR
                                       BUILDINGS     EQUIPMENT      VEHICLES          TOTAL
                                     [POUND]'000   [POUND]'000   [POUND]'000    [POUND]'000

     COST
     At 1 May 1995                             8           127             -            135
     Additions                               582            85            13            680
     Disposals                                (8)          (12)            -            (20)
                                             ---           ---            --            ---
     At 30 April 1996                        582           200            13            795
                                             ---           ---            --            ---

     ACCUMULATED DEPRECIATION
     At 1 May 1995                             8            61             -             69
     Charge for the period                    11            31             4             46
     Disposals                                (8)           (4)            -            (12)
                                             ---           ---            --            ---
     At 30 April 1996                         11            88             4            103
                                             ---           ---            --            ---

     NET BOOK VALUE
     At 30 April 1996                        571           112             9            692
                                             ===           ===            ==            ===
     At 30 April 1995                          -            66             -             66
                                             ===           ===            ==            ===


9.   STOCKS

                                                                        1996           1995
                                                                 [POUND]'000    [POUND]'000

     Goods for resale                                                  1,363            621
                                                                       =====            ===

                                                          PROPHET GROUP LIMITED



NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994

10.  DEBTORS

                                                                        1996          1995
                                                                 [POUND]'000   [POUND]'000

       Trade debtors                                                   3,284         1,717
       Other debtors                                                   1,001           698
       Prepayments and accrued income                                     34            73
                                                                       -----         -----
                                                                       4,319         2,488
                                                                       =====         =====


       Included in other debtors is an amount of [pound]79,000 (1995:[pound]86,000) in respect of ACT recoverable.


11.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                        1996          1995
                                                                 [POUND]'000   [POUND]'000

       Bank loans and overdrafts                                          37             -
       Trade creditors                                                 3,964         2,244
       Other creditors                                                     -           144
       Taxation and social security                                      619           358
       Accruals and deferred income                                      224            80
                                                                       -----         -----
                                                                       4,844         2,826
                                                                       =====         =====


12.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                                        1996          1995
                                                                 [POUND]'000   [POUND]'000

       Other creditors                                                   260             -
                                                                         ===             =


       Other creditors consist of a long term mortgage which is repayable by monthly instalments of [pound]3,923.

                                                                        1996
                                                                 [POUND]'000

       Amount repayable within one year                                   28
       Amount repayable between two and five years                       114
       Amount repayable after five years                                 146

                                                                         288
                                                                         ===


       The mortgage is secured on the freehold land and buildings and bears interest at a rate of 3% above Allied Irish Bank's base rate. The minimum rate charged is fixed at 8.75%.

                                                          PROPHET GROUP LIMITED


NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


13.    DEFERRED TAXATION

       The amounts of the deferred taxation asset provided and unprovided in the accounts are as follows:

                                                                    PROVIDED                   UNPROVIDED
                                                           1996         1995          1996           1995
                                                    [POUND]'000  [POUND]'000   [POUND]'000    [POUND]'000


       Capital allowances in excess of depreciation           3            4             -              -
       Rent provision                                         -           (9)            -              -
       Other timing differences                              (3)           5             -              -
                                                             --           --            --             --
                                                              -            -             -              -
                                                             ==           ==            ==             ==


14.    CALLED UP SHARE CAPITAL

                                                                                      1996           1995
                                                                               [POUND]'000    [POUND]'000

       Authorised:
       500,000 ordinary shares of[pound]1 each                                         500            500
                                                                                       ===            ===
       Allotted, called up and fully paid:
       100,001 ordinary shares of[pound]1 each                                         100            100
                                                                                       ===            ===


15.    FINANCIAL COMMITMENTS

       OPERATING LEASE COMMITMENTS

                                                                                             OTHER
                                                                                      1996           1995
                                                                               [POUND]'000    [POUND]'000
       Leases which expire:
           Within one year                                                              18              -
           Between two to five years                                                    22             35
                                                                                        --             --
                                                                                        40             35
                                                                                        ==             ==


16.    PENSION SCHEME

       The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in an independently administered fund. The pension cost charge represents contributions payable by the group to the funds and amounted to [pound]5,500 (1995 - [pound]nil; 1994 - [pound]5,603).

                                                          PROPHET GROUP LIMITED


NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


17. SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES

       The financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom (UK GAAP), which differ in certain respects from those generally accepted in the United States (US GAAP).

       The differences that are material to the group relate to the issue of share options to the directors of Portable Computers Limited as described below. The necessary adjustments are shown in the tables that follow:

       COMPENSATION EXPENSE

       Under UK GAAP, on the granting of share options, no amounts are normally attributed to employee remuneration. Under US GAAP, upon granting of share options to employees, the employer recognises as employee compensation the difference between the market value of the shares and the total amount the employees are required to pay.

       The approximate effects of the differences between UK GAAP and US GAAP on net income, shareholders' equity and total assets are as follows:

                                                                     YEAR          YEAR          YEAR
                                                                    ENDED         ENDED         ENDED
                                                                 30 APRIL      30 APRIL      30 APRIL
                                                                     1994          1995          1996
       NET INCOME                                             [POUND]'000   [POUND]'000   [POUND]'000

       Profit on ordinary activities after taxation as
         reported in accordance with UK GAAP                          280           314           660
       Items decreasing net income:
         Compensation expense                                        (106)          (71)            -
                                                                     ----           ---           ---

       Net income in accordance with US GAAP                          174           243           660
                                                                     ====           ===           ===



                                                                                        30 APRIL
                                                                                   1995          1996
       SHAREHOLDERS' EQUITY                                                 [POUND]'000   [POUND]'000

       Equity shareholders' funds as reported in accordance
         with UK GAAP                                                             1,014         1,674
       Items decreasing shareholders' equity:
         Compensation expense                                                      (220)         (220)
                                                                                  -----         -----
       Equity shareholders' funds in accordance with US GAAP                        794         1,454
                                                                                  =====         =====



       TOTAL ASSETS

       There are no material differences between total assets as reported under UK GAAP and total assets as reported under US GAAP.

                                                          PROPHET GROUP LIMITED


NOTES TO THE FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED 30 APRIL 1996, 1995 AND 1994


18.    RELATED PARTY TRANSACTIONS

       LOANS TO DIRECTORS

       During the year ended 30 April, T M Roots had a loan account with Portable Computers Limited as follows:

                                                                  1996          1995
                                                           [POUND]'000   [POUND]'000

       Amount outstanding at the end of the
         year                                                      910           594
       Maximum outstanding during the year                         920           594
       Amount outstanding at the beginning of
         the year                                                  594           247

       DIRECTORS' INTEREST IN CONTRACTS

       During the year ended 30 April 1995, T M Roots acquired a motor vehicle from the group at a market value of [pound]26,500.

       E M Freer holds options to purchase 1,250 ordinary shares in Portable Computers Limited, at a price of [pound]1 and which had a market value of [pound]175 at 30 April 1996 (1995-[pound]96), exercisable within seven years.


19.    POST BALANCE SHEET EVENT

       On 22 November 1996 Prophet Group Limited, formerly registered as a public company, was re-registered under the Companies Act 1985 as a private limited company.

                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                   ELCOM INTERNATIONAL, INC. AND SUBSIDIARIES
                                       AND
                      PROPHET GROUP LIMITED AND SUBSIDIARY
                                   (UNAUDITED)

OVERVIEW

On December 6, 1996 Elcom International, Inc. (the "Company") acquired Prophet Group Limited ("Prophet Group") a corporation organized under the laws of the United Kingdom. As consideration for the acquisition of the entire share capital of Prophet Group, the Company paid (pound)5,000,000 (British pounds) to the Prophet Group Shareholders. The Company also has agreed to make an additional purchase price payment of up to (pound)3,000,000 (British pounds), depending on the extent to which Prophet Group's pre-tax profits (as defined) for the fiscal year ending April 30, 1997 exceed (pound)1,000,000 (British pounds). The first (pound)2,000,000 (British pounds) of any such payment shall bear interest at the base rate of National Westminster Bank PLC (6% as of December 6, 1996) from the closing date until payment. For purposes of the pro forma condensed combined financial statements management has used an aggregate estimated purchase price of (pound)7,000,000 (British pounds). The transaction will be accounted for under the purchase method of accounting.

The pro forma condensed combined financial statements have been prepared by the Company's management based upon the financial statements of Prophet Group, certain of which are included elsewhere herein, and the Company's financial statements. The unaudited pro forma condensed combined financial statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the future financial position or results of operations of the Company, or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented. The Company's results included in the pro forma condensed combined statement of operations for the year ended December 31, 1995 have been retroactively restated to reflect the February 29, 1996 acquisition of AMA (UK) Limited, which transaction has been accounted for under the pooling of interests method of accounting. The pro forma condensed combined financial statements should be read in conjunction with the Company's audited financial statements as filed with the Securities and Exchange Commission in its Annual Report on Form 10-K for the year ended December 31, 1995, the Company's reports on Form 8-K dated February 29, 1996 concerning the acquisition of AMA
(UK) Limited (including the audited financial statements of AMA (UK) Limited filed therein), and the audited financial statements of Prophet Group contained elsewhere herein.

The pro forma condensed combined balance sheet as of September 30, 1996 gives effect to the transaction as though it had been consummated on that date. The pro forma condensed combined statements of operations for the year ended December 31, 1995, and the nine-month interim period ended September 30, 1996 give effect to the transaction as though it had occurred at the beginning of the earliest period presented. Prophet Group has historically presented its financial results based on an April 30 fiscal year end. Accordingly, the pro forma condensed combined balance sheet as of September 30, 1996 is based on the Company's September 30, 1996 balance sheet and the October 31, 1996 (end of fiscal second quarter) balance sheet of Prophet Group. In addition, the pro forma condensed combined statement of operations for 1995 includes the Company's calendar year results and the results of Prophet Group for the twelve month period ended January 31, 1996, and the nine month interim pro forma condensed combined statement of operations includes the Company's results for the nine months ended September 30, 1996 and Prophet Group's results for the nine month period ended October 31, 1996. Pro forma adjustments reflected in the pro forma condensed combined balance sheet generally account for the expenditure of cash and purchase note payable incurred in connection with the acquisition, as well as estimated goodwill and acquisition costs. Pro forma adjustments reflected in the pro forma condensed combined statements of operations generally reflect the amortization of estimated goodwill, interest expense relative to the purchase note payable, and the tax benefit related to such interest expense. Certain pro forma adjustments relative to U.K./U.S. GAAP differences and classifications (balance sheet and statement of operations) were deemed to be immaterial and are not reflected in the pro forma condensed combined financial statements.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                ELCOM          PROPHET        PRO FORMA
                                            INTERNATIONAL       GROUP        ADJUSTMENTS
                                                 INC.        LIMITED (A)         (B)           COMBINED
                                            -------------    -----------     -----------       ---------
           ASSETS
CURRENT ASSETS
Cash and cash equivalents                     $  20,106       $     379       $  (8,136)       $  12,349
Accounts receivable                             127,637           6,867                          134,504
Inventory                                        24,469           2,293                           26,762
Prepaids and other current assets                 1,186                                            1,186
                                              ---------       ---------       ---------        ---------
       Total current assets                     173,398           9,539          (8,137)         174,801
                                              ---------       ---------       ---------        ---------

Property, equipment and software, net            11,023           1,520                           12,543
Goodwill                                         26,756                           8,511           35,267
Other assets and deferred costs                     809                                              809
                                              ---------       ---------       ---------        ---------
                                              $ 211,986       $  11,059       $     375        $ 223,420
                                              =========       =========       =========        =========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Lines of credit                               $  63,999       $               $                $  63,999
Accounts payable                                 41,932           7,300                           49,232
Accrued expenses and
  other current liabilities                      10,349                           3,734           14,083
Current portion of capital
  lease obligations                                 102                                              102
                                              ---------       ---------       ---------        ---------
       Total current liabilities                116,382           7,300           3,734          127,416
                                              ---------       ---------       ---------        ---------
Other deferred liabilities and
  non-current capital lease obligations             182             400                              582
                                              ---------       ---------       ---------        ---------
Total Stockholders' Equity                       95,422           3,359          (3,359)          95,422
                                              ---------       ---------       ---------        ---------
                                              $ 211,986       $  11,059       $     375        $ 223,420
                                              =========       =========       =========        =========

(A) Represents the balance sheet of Prophet Group Limited as of October 31, 1996, translated at the exchange rate of approximately 1.63 U.S. dollars per British pound.

(B)   The Pro Forma adjustments consist of:

      (a) Reduction of cash relative to the cash portion of the purchase price;

      (b) Recognition of acquired intangible assets, consisting primarily of goodwill;

      (c) Recognition of estimated acquisition costs and estimated additional purchase price due; and

      (d)   Elimination of Prophet Group Limited Stockholders' Equity.

      The pro forma adjustments are translated at a rate of approximately 1.63 U.S. dollars per British pound. The amount of intangible and other assets acquired is subject to revision upon completion of the Company's detailed analysis of the fair value of assets acquired and liabilities assumed in connection with the acquisition of Prophet Group. Management does not believe the impact of such potential revisions would be material to the balance sheet or statements of operations presented herein.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            ELCOM           PROPHET         PRO FORMA
                                        INTERNATIONAL,       GROUP         ADJUSTMENTS
                                             INC.         LIMITED (A)          (B)           COMBINED
                                        --------------    -----------      -----------       ---------
Sales                                     $ 311,423        $  33,170        $                $ 344,593
Cost of sales                               272,041           29,758                           301,799
                                          ---------        ---------        ---------        ---------
     Gross profit                            39,382            3,412                            42,794

Selling, general and administrative          36,016            2,116              613           38,745
Research and development                      1,122            1,122
                                          ---------        ---------        ---------        ---------
     Operating profit                         2,244            1,296             (613)           2,927
Interest expense                             (2,164)              (2)            (189)          (2,355)
Interest income and other, net                  255               74                               329
                                          ---------        ---------        ---------        ---------
Income before income taxes                      335            1,368             (802)             901

Tax provision                                 1,239              474              (62)           1,651
                                          ---------        ---------        ---------        ---------
Net income (loss)                         $    (904)       $     894        $    (740)       $    (750)
                                          =========        =========        =========        =========
Pro forma net income
  per share                               $   (0.05)       $      (C)       $      (C)       $   (0.04)
                                          =========        =========        =========        =========
Pro forma weighted average
  shares outstanding                         20,001               (C)              (C)          20,001
                                          =========        =========        =========        =========

(A) Represents the results of Prophet Group Limited for the twelve months ended January 31, 1996, translated at an average exchange rate of approximately 1.57 U.S. dollars per British pound.

(B)   The pro forma adjustments consist of:

      (a) Amortization of intangible assets acquired over estimated lives of fifteen or five years;

      (b) Recognition of interest expense relative to the Company's note payable incurred in connection with the acquisition (annual rate of 6%); and

      (c) Recognition of a reduction in the tax provision relative to pro forma interest expense recognized.

      These pro forma adjustments assume the acquisition was effected at the beginning of the period presented, and are translated at an average rate of approximately 1.57 U.S. dollars per British pound.


(C)   Not presented as the data is not meaningful.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           ELCOM            PROPHET         PRO FORMA
                                       INTERNATIONAL,        GROUP         ADJUSTMENTS
                                            INC.          LIMITED (A)          (B)           COMBINED
                                       --------------     -----------      -----------       ---------
Sales                                     $ 444,572        $  30,613        $                $ 475,185
Cost of sales                               393,855           27,112                           420,967
                                          ---------        ---------        ---------        ---------
     Gross profit                            50,717            3,501                            54,218

Selling, general and administrative          42,392            1,811              451           44,654
Research and development                        835                                                835
                                          ---------        ---------        ---------        ---------
     Operating profit                         7,490            1,690             (451)           8,729
Interest expense                             (2,705)             (54)            (139)          (2,898)
Interest income and other, net                1,265               66                             1,331
                                          ---------        ---------        ---------        ---------
Income before income taxes                    6,050            1,702             (590)           7,162

Tax provision                                 2,464              534              (46)           2,952
                                          ---------        ---------        ---------        ---------
Net income                                $   3,586        $   1,168        $    (544)       $   4,210
                                          =========        =========        =========        =========

Pro forma net income per share            $    0.12        $      (C)       $      (C)       $    0.14
                                          =========        =========        =========        =========
Pro forma weighted average
  shares outstanding                         29,604               (C)              (C)          29,604
                                          =========        =========        =========        =========

(A) Represents the results of Prophet Group Limited for the nine months ended October 31, 1996, translated at an average exchange rate of approximately
      1.54 U.S. dollars per British pound.

(B)   The pro forma adjustments consist of:

      (a) Amortization of intangible assets acquired over estimated lives of fifteen or five years;

      (b) Recognition of interest expense relative to the Company's note payable incurred in connection with the acquisition (annual rate of 6%); and

      (c) Recognition of a reduction in the tax provision relative to pro forma interest expense recognized.

      These pro forma adjustments assume the acquisition was in effect for the entire period presented, and are translated at an average rate of approximately 1.54 U.S. dollars per British pound.

(C)   Not presented as the data is not meaningful.